Exhibit 99.1

Contacts:	Investors:	Media:
	Jennifer Good	John Patteson
	Penwest Pharmaceuticals	Kekst and Company
	(203) 796-3701	(212) 521-4800
PENWEST REPORTS SECOND QUARTER 2009 FINANCIAL RESULTS
Two Additional Collaborations Signed During the Quarter;
A0001 Completes Phase I
DANBURY, CT, August 7, 2009 — Penwest Pharmaceuticals Co. (Nasdaq: PPCO) today reported its financial results for the second quarter of 2009. Compared with the second quarter of 2008, revenues increased sharply, operating expenses decreased by 11% and the Company’s net loss was reduced significantly to $2.1 million, or $0.07 per share.
Operating and Financial Highlights
•	Revenues increased to $5.3 million, which includes $4.4 million in royalties recognized from Endo Pharmaceuticals Inc. (Endo) on its net sales of Opana® ER, compared with revenues of $1.3 million in the second quarter of 2008.

•	Penwest and Endo granted Valeant Pharmaceuticals an exclusive license to market Opana ER in Canada, Australia and New Zealand. This agreement is the first licensing collaboration signed for Opana ER outside the United States.

•	The Company entered into a new drug delivery collaboration with Otsuka Pharmaceutical Co., Ltd. (Otsuka) utilizing Penwest’s TIMERx drug delivery technology. This is the Company’s third such agreement with Otsuka.

•	Penwest completed the Phase Ib clinical trial for A0001, a compound Penwest is developing for the treatment of mitochondrial respiratory chain diseases. The Company intends to advance this compound into two Phase IIa clinical trials in the fourth quarter of this year.
Jennifer L. Good, President and Chief Executive Officer, said, “In the quarter, we continued to make good progress in executing on our focused business goals for 2009. We remain active on the business development front, having completed a licensing deal for Opana ER outside the United States as well as having entered into another drug delivery collaboration. We are also pleased to have advanced the A0001 program with the completion of the Phase Ib trial, and we are preparing to commence two Phase IIa trials in patients during the fourth quarter of this year.
“Our focus for the remainder of the year will be to continue the momentum in executing on our deliverables by commencing the two Phase IIa studies for A0001, completing an additional drug delivery technology deal, and continuing our licensing efforts in partnership with Endo for Opana ER in additional ex-U.S. territories.”

Second Quarter 2009 Financial Results
Total revenues for the second quarter of 2009 were $5.3 million, compared with $1.3 million for the second quarter of 2008. The increase was primarily due to $4.4 million of revenue recognized in the second quarter of 2009 for royalties from Endo on its sales of Opana ER.
The net loss for the second quarter of 2009 was reduced to $2.1 million, or $0.07 per share, compared with a net loss of $6.9 million, or $0.22 per share, for the second quarter of 2008.
Selling, general and administrative (SG&A) expenses were $3.3 million for the second quarter of 2009, compared with $3.1 million for the second quarter of 2008. The increase of $212,000 in the second quarter of 2009 was attributable to $1.1 million of costs incurred during the quarter in connection with this year’s proxy contest and the related litigation. Partially offsetting these increased costs were lower salary and benefits expenses as a result of staff reductions implemented in January 2009, and lower share-based compensation expenses.
Research and product development (R&D) expenses were $3.4 million for the second quarter of 2009, compared with $4.5 million for the second quarter of 2008. The decrease of $1.1 million reflects that in the second quarter of 2009, Penwest made no contractual payments to Edison Pharmaceuticals, Inc. (Edison) under the Company’s collaboration agreement with Edison. In addition, in the second quarter of 2009, the Company incurred no expenses related to the development of nalbuphine ER and had lower compensation expenses, primarily due to staff reductions implemented in January 2009, and increased allocations of internal R&D costs relating to its drug delivery technology collaborations to the cost of revenues. These decreases in R&D expenses were partially offset by increased expenses for preclinical and clinical work on A0001.
Six Months Ended June 30, 2009
Total revenues for the six months ended June 30, 2009 were $10.5 million, compared with $2.1 million for the six months ended June 30, 2008. The increase was due to $8.8 million of revenue recognized in the first six months of 2009 for royalties from Endo on its sales of Opana ER. The increase was partially offset by lower royalties from Mylan Pharmaceuticals Inc. (Mylan) on Mylan’s net sales of Pfizer Inc.’s 30 mg generic version of Procardia XL®.
The net loss for the six months ended June 30, 2009 was $3.1 million, or $0.10 per share, compared with a net loss of $17.2 million, or $0.61 per share, for the six months ended June 30, 2008.
SG&A expenses were $5.6 million for the six months ended June 30, 2009, compared with $7.4 million for the six months ended June 30, 2008. The decrease of $1.8 million was primarily attributable to lower share-based compensation expense, largely due to a credit recorded in the first quarter of 2009 that resulted from the forfeiture of stock options held by former employees in connection with the January 2009 staff reductions noted above. The decrease also reflects the $1.0 million reserve established in the first quarter of 2008 in connection with a loan the Company made to Edison. Partially offsetting these decreased expenses were $1.3 million in costs incurred in connection with this year’s proxy contest and the related litigation.

R&D expenses were $6.4 million for the six months ended June 30, 2009, compared with $10.9 million for the six months ended June 30, 2008. The decrease of $4.5 million reflects that in the first six months of 2009, Penwest made no contractual payments to Edison under its collaboration agreement with Edison. In addition, the Company incurred no expenses related to the development of nalbuphine ER and had lower compensation expenses, primarily as a result of staff reductions implemented in the first quarter of 2008 and increased allocations of internal R&D costs relating to its drug delivery technology collaborations to the cost of revenues. These decreases in R&D expenses were partially offset by increased expenses for preclinical and clinical work on A0001.
As of June 30, 2009, Penwest had $12.7 million in cash, cash equivalents and marketable securities, compared with $16.7 million as of December 31, 2008.
2009 Financial Guidance
Penwest reiterates its prior guidance for 2009; however, due to the costs of the proxy contest and related litigation, the Company now expects 2009 SG&A expense to be at the high end of its range of $9 million to $10 million and its net loss for 2009 to be at the high end of its range of $1 million to $3 million.
Conference Call and Webcast
Penwest will hold a conference call today at 11:00 am EDT to review the Company’s financial results for the second quarter of 2009 and operational developments.
The conference call will include remarks by Ms. Good and Frank Muscolo, Controller and Chief Accounting Officer. The dial-in numbers for the call are:
Domestic Telephone Number: 888-277-5064
International Telephone Number: 816-650-7863
The conference ID is: 20276399
Please dial in 10 minutes prior to the scheduled start time. The conference call will also be accessible live and as a replay on the Investor Relations section of the Penwest Web site at www.penwest.com. The replay will be available until August 21, 2009.
About Penwest Pharmaceuticals
Penwest is a drug development company focused on identifying and developing products that address unmet medical needs, primarily for rare disorders of the nervous system. Penwest is currently developing A0001, or alpha tocopherol quinone, a coenzyme Q10 analog demonstrated in-vitro to improve mitochondrial respiratory chain diseases. Penwest is also applying its drug delivery technologies and drug formulation expertise to the formulation of our collaborators’ product candidates under licensing collaborations.
Penwest Forward-Looking Statements
The matters discussed herein contain forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, which may cause the actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, “believes,” “anticipates,” “plans,” “expects,” “intends,” “potential,” “appears,” “estimates,” “projects,” “targets,” “may,” “could,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause results to differ materially include the following: risks relating to the commercial success of Opana ER, including our reliance on Endo Pharmaceuticals Inc. for the commercial success of Opana ER and risks of generic competition; the need for capital; regulatory risks relating to drugs in development, including the timing and outcome of regulatory submissions and regulatory actions; uncertainty of success of collaborations; the timing of clinical trials; whether the results of clinical trials will be indicative of the results of future clinical trials and will warrant further clinical trials, warrant submission of an application for regulatory approval of, or warrant the regulatory approval of, the product that is the subject of the trial; whether the patents and patent applications owned by us will protect the Company’s products and technology; actual and potential competition; and other risks as set forth under the caption Risk Factors in Penwest’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 11, 2009, which risk factors are incorporated herein by reference.
The forward-looking statements contained in this press release speak only as of the date of the statements made. Penwest disclaims any intention or obligation to update any forward-looking statements, and these statements should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this release.
TIMERx is a registered trademark of Penwest. All other trademarks referenced herein are the property of their respective owners.

Penwest Pharmaceuticals Co.
Statements of Operations
(Thousands of dollars, except per share data, Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2009	2008	2009	2008
Revenues:
Royalties	$4,851	$537	$9,573	$959
Product sales	158	302	338	530
Collaborative licensing and development revenue	250	477	618	566

Total revenues	5,259	1,316	10,529	2,055
Operating expenses:
Cost of revenues	468	508	1,122	677
Selling, general and administrative	3,283	3,071	5,604	7,395
Research and product development	3,425	4,524	6,431	10,909

Total operating expenses	7,176	8,103	13,157	18,981

Loss from operations	(1,917)	(6,787)	(2,628)	(16,926)
Investment income	4	180	11	379
Interest expense	(225)	(321)	(483)	(678)

Net loss	$(2,138)	$(6,928)	$(3,100)	$(17,225)

Basic and diluted net loss per common share	$(0.07)	$(0.22)	$(0.10)	$(0.61)

Weighted average shares of common stock outstanding	31,644	31,486	31,635	28,299

Other Information

	June 30, 2009	December 31, 2008
Cash, cash equivalents and marketable securities	$12,674	$16,692